SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             EQUALNET HOLDING CORP.
                (Name of Registrant as Specified in its Charter)


                             EQUALNET HOLDING CORP.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1.      Title of each class of securities to which transaction applies:
                N/A
        2.      Aggregate number of securities to which transaction applies: N/A
        3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
        4.      Proposed maximum aggregate value of transaction: N/A
        5.      Total fee paid: N/A

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1.     Amount Previously Paid:  N/A
        2.     Form, Schedule or Registration Statement No.:  N/A
        3.     Filing Party:  N/A
        4.     Date Filed:  N/A

                          [EQUALNET HOLDING CORP. LOGO]

October 28, 1996

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of EqualNet Holding Corp. to be held at 10:00 a.m., Central Standard Time, on Tuesday, November 26, 1996, in the Woodbine II Room, Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas.

This year you will be asked to vote in favor of two proposals relating to the election of two directors and the approval of an amendment to the Company's Employee Stock Option and Restricted Stock Plan. These matters are more fully explained in the attached proxy statement, which you are encouraged to read.

The Board of Directors recommends that you approve these proposals and urges that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the annual meeting.

Thank you for your cooperation.

Very truly yours,

/s/ ZANE RUSSELL
    Zane Russell
    Chairman of the Board and
    Chief Executive Officer

                             EQUALNET HOLDING CORP.

                           1250 Wood Branch Park Drive
                              Houston, Texas 77079

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 26, 1996

        Notice is hereby given that the Annual Meeting of the Shareholders of EqualNet Holding Corp., a Texas corporation (the "Company"), will be held on Tuesday, November 26, 1996, at 10:00 a.m. in the Woodbine II Room, Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas, for the following purposes:

               (1) To elect two directors of the Company, one to hold office until the 1997 Annual Meeting of Shareholders or until his successor is duly elected and qualified, and one to hold office until the 1999 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

               (2) To consider and vote on a proposal to amend the EqualNet Holding Corp. Employee Stock Option and Restricted Stock Plan.

               (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

        The holders of common stock of the Company of record at the close of business on October 1, 1996, will be entitled to vote at the meeting.

                                    By Order of the Board of Directors,

                                /s/ DEAN H. FISHER
                                    Dean H. Fisher
                                    Senior Vice President,
                                    General Counsel and Secretary

October 28, 1996

                                    IMPORTANT

        YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                             EQUALNET HOLDING CORP.

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 26, 1996

        This proxy statement is furnished to the shareholders of EqualNet Holding Corp. ("EqualNet" or the "Company"), 1250 Wood Branch Park Drive, Houston, Texas 77079 (Tel. No. 281/529-4600), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders to be held on Tuesday, November 26, 1996, at 10:00 a.m. in the Woodbine II Room, Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas, or any adjournment thereof.

        Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted for the director nominees listed therein and for amendment to the employee stock option and restricted stock plan set forth therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting. This Proxy Statement is being mailed on or about October 28, 1996, to shareholders of record on October 1, 1996 (the "Record Date").

        At the close of business on the Record Date, there were outstanding and entitled to vote 6,002,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock") and only the holders of record on such date shall be entitled to vote at the meeting.

        The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to the shareholders at the meeting. The enclosed form of proxy provides a means for shareholders to vote for the director nominees listed therein or to withhold authority to vote for such nominees and to vote for or against the proposed amendment to the Company's Employee Stock Option and Restricted Stock Plan or to withhold authority to vote for such amendment.

PROPOSAL 1:    ELECTION OF DIRECTOR

        At the meeting, two directors are to be elected. The Company's Articles of Incorporation provide that the Board of Directors of the Company will be divided into three classes, each class to be composed as equally as possible. The term of one class expires at each annual meeting of shareholders and each class serves three-year terms. The terms of office of Walter V. Klemp and Zane Russell expire at the meeting. Mr. Russell is a nominee for director for a term expiring at the 1999 Annual Meeting of Shareholders. Because the Company currently has no director in the class expiring at the 1997 Annual Meeting of Shareholders, Mr. Klemp is a nominee for director of that class. It is the intention of the persons named in the proxies for the holders of Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy. The management of the Company does not contemplate that either nominee will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee to be selected by management. Any vacancies that may occur during the year may be filled by an individual appointed by the Board of Directors to serve for the remainder of the term of such director position. A shareholder entitled to vote for the election of directors may withhold authority to vote for the nominee for director. Directors nominees receiving the votes of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the election of directors will be elected directors. Abstentions and broker non-votes will not be treated as a vote for or against either director nominee and will not effect the outcome of the election.

        The following table sets forth certain information with respect to the persons who have been nominated to serve as directors and for the Company's other directors:

                                                                                         DIRECTOR
                                 AGE              POSITION WITH THE COMPANY                SINCE
                                 ---              -------------------------                -----
NOMINEE FOR ELECTION FOR TERM
EXPIRING AT THE 1999 ANNUAL
MEETING OF SHAREHOLDERS

Zane Russell                      31    Chairman of the Board and Chief Executive Officer,   1990
                                        President and Director

DIRECTORS WHOSE TERMS EXPIRE
AT THE 1998 ANNUAL MEETING OF
SHAREHOLDERS

Michael L. Hlinak                 47    Senior Vice President, Chief Financial Officer,      1991
                                        Chief Operating Officer and Director

Terry S. Parker                   51    Director                                             1995

NOMINEE FOR ELECTION FOR TERM
EXPIRING AT THE 1997 ANNUAL
MEETING OF SHAREHOLDERS

Walter V. Klemp                   37    Director                                             1995

BACKGROUND OF NOMINEES FOR DIRECTOR AND DIRECTORS

        WALTER V. KLEMP has served as a director of the Company since April 1995. He has served as Chairman of the Board and Co-Chief Executive Officer of Drypers Corporation, which manufactures and markets disposable diapers, since January 1995 and has also been a director since its formation in 1987. He served as the Managing Director-Finance of Drypers Corporation from its formation until December 1994. In 1984, Mr. Klemp participated in the formation of VMG Holdings Corp., a disposable diaper manufacturer, and in 1987, the formation of Drypers Corporation. From February 1984 to April 1986, he served as Chief Financial Officer of VMG Holdings Corp. Prior to 1984, Mr. Klemp, a certified public accountant, specialized in consulting to development stage businesses with the accounting firm of Coopers & Lybrand L.L.P.

        ZANE RUSSELL co-founded EqualNet in July 1990 and served as President and director since that time until November 1994 when he assumed the position of Chairman of the Board and Chief Executive Officer. He has also served as the President of the Company since January 1996. Prior to the formation of EqualNet, from January to July 1990, he was a commercial accounts manager for American Telco Long Distance. From November 1989 to November 1990, Mr. Russell served as project manager for Natkin Mechanical, a construction company. Byron A. Russell, Senior Vice President of the Company, is Zane Russell's father.

        MICHAEL L. HLINAK has served as a director of EqualNet since July 1991 and as Chief Financial Officer since June 1994, becoming Senior Vice President in November 1994 and Chief Operating Officer in May 1996. Mr. Hlinak, a certified public accountant, is President and sole owner of Cardinal Interests, Inc., a diversified Houston investment company which he founded in 1985. He also is the President of Partners Management Company, a management services company, a position that he has held since 1986.

        TERRY S. PARKER has served as a director of EqualNet since November 1995. Mr. Parker also serves on the Boards of Directors of CellStar Corporation ("CellStar") and Highway Master Communications, Inc. Mr. Parker was the president and chief operating officer of CellStar, a major supplier of cellular telecommunications products, from April 1995 until July of 1996. Prior to joining CellStar, Mr. Parker was with GTE Corporation, where he served as president of GTE Telecommunications Products and Services from 1990 to 1993 and served as both senior vice president of GTE Corporation and president of GTE Personal Communications Services from April 1993 to March of 1995.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

        During the fiscal year ended June 30, 1996, the Board of Directors held thirteen meetings. Each director attended at least 75% of the total combined number of meetings held by the Board and by the committees on which each director served. Mr. Parker was elected to the Board of Directors in November 1995.

        The Board of Directors has an audit committee and compensation committee that each comprises Walter V. Klemp and Terry S. Parker. The Board of Directors has not established an executive or nominating committee. Board of Director nominees are proposed by management.

        The audit committee is charged with recommending to the Board of Directors the appointment of the Company's independent public accountants, reviewing their fees, ensuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent public accountants, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. The audit committee held one meeting during the fiscal year ended June 30, 1996.

        The compensation committee awards options and stock awards pursuant to the Company's stock option and restricted stock award plans, determines the terms and conditions of such options and awards, including (i) the persons to whom such options and stock awards will be granted and (ii) the form, terms and provisions of any agreement pursuant to which such options or stock awards are awarded. This committee is also responsible for consideration of compensation matters for the named executive officers. The compensation committee held one meeting during the fiscal year ended June 30, 1996.

PROPOSAL 2:    AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK OPTION AND
               RESTRICTED STOCK PLAN

GENERAL

        At the meeting, the shareholders of the Company will be asked to vote on a proposal (the "Amendment") to amend the EqualNet Holding Corp. Employee Stock Option and Restricted Stock Plan (the "Employee Plan"). Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock that are outstanding as of the Record Date. The Employee Plan and the Amendment are summarized under "Description of Company Stock Plans" and the Amendment is set forth in full in ANNEX A attached to this Proxy Statement.

REASONS FOR THE AMENDMENT

        The Board of Directors believes it is in the best interests of the Company to attract and retain the services of experienced and knowledgeable employees and to provide an incentive for such employees to increase their proprietary interest in the Company's long-term success and progress. The Employee Plan is designed to provide certain full-time key employees, including officers and directors of the Company and its subsidiaries (approximately 183 persons at June 30, 1996), with additional incentives to promote the success of the Company's business and to enhance the Company's ability to attract and retain the services of qualified persons.

        The Employee Plan currently provides that options to purchase Common Stock and restricted stock awards of Common Stock may be granted with respect to an aggregate of up to 300,000 shares of Common Stock. The Amendment would increase the aggregate number of shares of Common Stock with respect to which such awards could be granted to 800,000. The Board of Directors has adopted the Amendment and directed that it be presented to the shareholders for their approval.

CERTAIN CONSIDERATIONS

        Shareholders should note that certain disadvantages may result from the adoption of the Amendment, including a reduction in their interests of the Company with respect to earnings per share, voting, liquidation value and book and market value per share if options to acquire the authorized shares of Common Stock are granted and subsequently exercised or if restricted stock is granted and subsequently vests.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT. Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock that are voted at the meeting in person or by proxy. If not otherwise provided, proxies will be voted "FOR" approval of the Amendment. Abstentions will not be counted as shares voting on the proposal, and, therefore, an abstention will have no effect on the outcome of the proposal. A broker non-vote will not be treated as a share entitled to vote on the proposal and will not be considered as a vote for or against the proposal. Therefore, a broker non-vote will have no effect on the outcome of the proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of the Record Date (unless indicated otherwise) with respect to (i) persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Common Stock,
(ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group:

                                                           BENEFICIAL    OWNERSHIP(1)
        NAME                                                 SHARES        PERCENT
        ----                                                 ------        -------
Zane Russell(2).......................................        967,556          16.1%
1250 Wood Branch Park Drive
Houston, Texas 77079
Marc R. Smith(3)......................................        967,556           16.1
2500 City West, Suite 300
Houston, Texas 77042
Massachusetts Financial Services Company(4)...........        602,210           10.0
500 Boylston Street
Boston, Massachusetts 02116
Denver Investment Advisors LLC(5).....................        343,500            5.7
1225 17th Street, 26th Floor
Denver, Colorado 80217-0487
California State Teachers Retirement(6)...............        307,100            5.1
7667 Folsom Blvd.
Sacramento, California 95826-2614
Michael L. Hlinak(2)..................................        266,952            4.4
Dean H. Fisher(7).....................................        266,952            4.4
Byron A. Russell(8)...................................        235,832            3.9
Walter V. Klemp(9)....................................          2,667            *
Terry S. Parker(10)...................................          1,667            *
Current directors and executive officers as
a group (6 persons)...................................      1,739,962           29.0


*    Less than one percent.
(1) Except as otherwise noted, each shareholder has sole voting and dispositive power with respect to the shares of Common Stock.
(2) Excludes 45,000 shares of Common Stock issuable upon exercise of stock options awarded under the Employee Plan that are not exercisable within sixty days.
(3) Information relating to ownership by Mr. Smith is based solely on a report on Form 13G filed with the Securities and Exchange Commission on February 14, 1996. According to that report, Mr. Smith has sole investment discretion and sole voting authority with respect to all 967,556 shares of Common Stock.
(4) Information relating to ownership by Massachusetts Financial Services Company, an institutional investment manager ("MFS"), is based solely on a report on Form 13G filed with the Securities and Exchange Commission on January 13, 1996. According to that report, MFS has sole investment discretion with respect to all 602,210 shares of Common Stock, but has sole voting authority with respect to only 593,810 shares and no voting authority with respect to the remaining 8,400 shares. According to this report on Form 13G, MFS Series Trust II - MFS Emerging Growth Fund is also a beneficial owner of 560,400 of the 602,210 shares of Common Stock owned by MFS.
(5) Information relating to ownership by Denver Investment Advisors LLC ("DIA"), is based solely on a report on Form 13G filed with the Securities and Exchange Commission on March 6, 1996. According to that report, DIA has sole investment discretion with respect to all 343,500 shares of Common Stock, but has sole voting authority with respect to only 13,700 shares and no voting authority with respect to the remaining 329,800 shares.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(6) Information relating to ownership by California State Teachers Retirement is based solely upon information published in the Corporate Record(TM) by the Nasdaq Stock Market for the quarter ended June 28, 1996. The Company has received no Form 13D or Form 13G relating to these holdings and has no information as to the investment discretion or voting authority with respect to these shares.
(7) Excludes 17,500 shares of Common Stock issuable upon exercise of stock options awarded under the Employee Plan that are not exercisable within sixty days.
(8) Excludes 12,500 shares of Common Stock issuable upon exercise of stock options awarded under the Employee Plan that are not exercisable within sixty days.
(9) Includes 2,667 shares of Common Stock issuable upon exercise of stock options awarded under the Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan"), which options will be exercisable within sixty days. Excludes 3,333 shares of Common Stock issuable upon exercise of stock options awarded under the Director Plan that are not exercisable within sixty days.
(10) Includes 1,667 shares of Common Stock issuable upon exercise of stock options awarded under the Director Plan, which options will be exercisable within sixty days. Excludes 3,333 shares of Common Stock issuable upon exercise of stock options awarded under the Director Plan that are not exercisable within sixty days.

                       EXECUTIVE OFFICERS AND COMPENSATION

        The following section sets forth background and compensation information relating to the Company's executive officers.

BACKGROUND OF EXECUTIVE OFFICERS

                                                                               DATE OF
NAME                                         OFFICES HELD                  FIRST ELECTION       AGE
Zane Russell                   Chairman of the Board and Chief                July 1990         31
                               Executive Officer

Dean H. Fisher                 Senior Vice President, General Counsel         July 1991         46
                               and Secretary

Michael L. Hlinak              Senior Vice President and Chief Financial      July 1991         47
                               Officer

Byron A. Russell               Senior Vice President                          July 1991         57

        For further information regarding the background of Messrs. Zane Russell and Hlinak, see "Background of Nominee for Director and Directors".

        DEAN H. FISHER became Vice President and General Counsel of EqualNet in May 1993, Senior Vice President in November 1994 and Secretary in January 1995. He has also served as director of EqualNet Corporation since July 1991. From May 1976 to June 1993, Mr. Fisher was engaged in the private practice of law in Houston, Texas, serving as President of Fisher & Readhimer, P.C. from April 1985 to June 1993.

        BYRON A. RUSSELL, one of the founding shareholders, has served as Senior Vice President of the Company since May 1993. He has also served as director of EqualNet Corporation, a subsidiary of the Company, since July 1991. Previously, from October 1989 to April 1990, he was Regional Vice President of Integrated Control Systems, a consulting company. From September 1986 through September 1989, Mr. Russell served as regional Director of Universal Technical Institute. Zane Russell, Chairman of the Board and Chief Executive Officer of the Company, is the son of Byron Russell.

        All officers of the Company hold office until the regular meeting of directors following the annual meeting of shareholders or until their respective successors are elected and qualify or their earlier resignation or removal.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee"), which is composed of non-employee Directors and performs the duties described on page 3 of this Proxy Statement, has furnished the following report on executive compensation.

        EqualNet's compensation philosophy is designed to benefit the Company's shareholders by creating a flexible compensation package that provides a variety of medium and long-term incentive compensation opportunities to senior management and executive officers of the Company. The Company's philosophy is to provide a strong link between senior management and executive officer compensation and Company performance. These compensation opportunities will reward management for improvements in financial performance and an increase in shareholder value as reflected by an increase in the price of the Common Stock. In this way, the Company's compensation package is intended to encourage and reward superior performance by individuals whose performance is a key element in achieving the Company's continued financial and operational success. The Company's compensation plan also is designed to assist the Company to recruit, reward, retain and motivate management to achieve the Company's mission of being a top performer in its industry by rewarding increases in shareholder value. The compensation plan consists of base salary, annual cash incentive compensation and stock reward plans (stock options and restricted stock awards).

        BASE SALARY. Merit increases are to be based on individual performance over the previous year and salaries are targeted to be within the 50th to 75th percentile for similar positions in other high technology companies with similar revenues ($40 million to $99 million). Fiscal year 1996 salaries were derived in accordance with the Company's philosophy to be competitive with other high technology companies of similar size and are within the 50th to 75th percentile as compared to those companies.

        The Committee evaluates the Chief Executive Officer's performance, recommends changes to his annual compensation level for future years to the Board and reviews and approves changes to compensation levels for all executive officers. The salaries of the Chief Executive Officer and all other executive officers for fiscal 1996 were adjusted to compensate for an increase in the cost of benefits. No merit increases were awarded for fiscal 1996.

        ANNUAL INCENTIVE COMPENSATION. The Company's executive officers and other management employees are eligible to receive annual cash bonus awards which are linked directly to the Company's pre-tax income. The annual bonus for the named executive officers, other than the Chairman of the Board and Chief Executive Officer, is 2% each of the amount that the Company's pre-tax income exceeds $2 million for fiscal year 1995 and 2% each of the increase in pre-tax income from the previous fiscal year to the current fiscal year thereafter. The maximum bonus received in any fiscal year cannot exceed a fixed percentage of the officer's base salary, 53% to 75% depending upon the position held. Total annual compensation, including incentive bonuses, is targeted to be within the 50th to 75th percentile of high technology companies of similar size.

        The Chairman of the Board and Chief Executive Officer of the Company is entitled to receive bonuses in an amount equal to 4% of the amount by which the Company's pre-tax and pre-bonus income exceeds $2 million. See "--Employment Agreements". The Chairman of the Board and Chief Executive Officer did not receive a bonus for the fiscal year ended June 30, 1996.

        STOCK INCENTIVE PROGRAMS. The Committee believes that compensation in the form of stock provides incentive for management to increase shareholder value by closely aligning management compensation with the performance of the Company's common stock. The Company has adopted the Employee Plan, pursuant to which the Committee may authorize the grants of stock options and restricted stock awards. The awards vest over a period of five years in 20% increments. See "Description Employee Plan". During fiscal year 1996, no shares of restricted stock were awarded to members of senior management. No awards were made to executive officers during fiscal year 1996 under the Employee Plan.

                                                          Walter V. Klemp
                                                          Terry S. Parker

SUMMARY OF COMPENSATION

        The following table summarizes compensation information concerning the Chief Executive Officer and each of the Company's most highly compensated executive officers as to whom the total annual salary and bonus for the fiscal year ended June 30, 1996, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION

                 NAME AND                   FISCAL                                        ALL OTHER
            PRINCIPAL POSITION               YEAR          SALARY          BONUS(1)    COMPENSATION(2)
Zane Russell                                1996          $178,000                -            $4,249
   Chairman of the Board and Chief          1995           175,000          $69,025             7,107
   Executive Officer and President          1994            60,000          112,120             6,142

Marc R. Smith(3)                            1996           178,000                -             6,532
   President and Chief Operating Officer    1995           175,000           69,025             8,679
                                            1994            60,000          114,915             7,907

Michael L. Hlinak                           1996           128,000                -             6,576
   Senior Vice President, Chief Financial   1995           125,000           34,513             2,409
   Officer and Chief Operating Officer      1994(4)          5,000                -                 -

Dean H. Fisher                              1996           128,000                -             6,097
   Senior Vice President, General Counsel   1995           125,000           34,513             8,401
   and Secretary                            1994            60,000           98,061             7,863

Byron A. Russell                            1996           100,000                -             4,077
   Senior Vice President                    1995           100,000           34,513             5,570
                                            1994            45,000           42,461             4,495

(1) Bonuses reported for fiscal 1995, although paid in fiscal 1996, relate to the Company's results of operations in fiscal 1995. No bonuses will be paid relating to the Company's results of operations for fiscal 1996.

(2) Represents contributions in 1994 by the Company under the Company's 401(k) Plan for Messrs. Z. Russell, Smith, Fisher and B. Russell of $2,267, $2,307, $2,263 and $1,616, respectively, and health insurance premiums paid in 1994 by the Company for Messrs. Z. Russell, Smith, Fisher and B. Russell of $3,875, $5,600, $5,600 and $2,879, respectively. Represents contributions in 1995 by the Company under the Company's 401(k) Plan for Messrs. Z. Russell, Smith, Hlinak, Fisher and B. Russell, of $2,002, $2,289, $2,409, $2,011 and $3,470, respectively, and health insurance premiums paid by the Company for Messrs. Z. Russell, Smith, Hlinak, Fisher and B. Russell, of $5,105, $6,390, $0, $6,390 and $2,100, respectively.
     Represents contributions in 1996 by the Company under the Company's 401(k) Plan for Messrs. Z. Russell, Smith, Hlinak, Fisher and B. Russell, of $1,676, $1,900, $2,477, $1,676 and $2,078, respectively, and health insurance premiums paid by the Company for Messrs. Z. Russell, Smith, Hlinak, Fisher and B. Russell, of $4,572, $4,632, $4,100, $4,421 and
     $1,998, respectively.

(3) Mr. Smith resigned from Board of Directors of the Company and from the office of President and Chief Operating Officer effective December 18, 1996.

(4)  Mr. Hlinak was employed by the Company beginning June 1, 1994.

     None of the named executive officers received grants of stock options or restricted stock awards from the Company in fiscal 1996.

PERFORMANCE PRESENTATION
     The following performance graph compares the performance of the Common Stock on an indexed basis to the Center for Research in Security Prices ("CRSP") Index for The Nasdaq Stock Market (US Companies) and a CRSP index of Nasdaq Stock Market telephone communications companies (SIC codes 4810 through 4819). Information with respect to the Common Stock, the CRSP Index for The Nasdaq
Stock Market (US Companies) and a CRSP index of Nasdaq Stock Market telephone communications companies (SIC codes 4810 through 4819) is from March 9, 1995, the date on which the Common Stock first began public trading. The graph assumes that the value of the investment in the Common Stock and each index was $100 at March 9, 1995, and that all dividends were reinvested. The Company will provide the names of the companies included in the telephone communications index (SIC codes 4810 through 4819) upon written request to the Investor Relations Department of the Company.

 [PERFORMANCE GRAPH - GRAPHICAL REPRESENTATION OF INFORMATION SET FORTH BELOW]

                                      MARCH 9, 1995      JUNE 30,       JUNE 30,
                                                           1995           1996
EqualNet Holding Corp.                    100.0           134.8           34.8
Nasdaq Stock Market                       100.0           117.3          150.8
Nasdaq Stock Market Telephone             100.0           108.3          150.0
Communications Companies
(SIC 4810-4819 US Companies)

Note:
The indices are reweighed daily, using the market capitalization on the previous trading day.

COMPENSATION OF DIRECTORS

     Each non-employee director is paid $10,000 per year, plus $500 for each meeting of the Board which he personally attends, $350 for each meeting of a committee of the Board which he personally attends and $100 for each meeting in which he participates by telephone. All non-employee directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. The Company has adopted the Director Plan, pursuant to which each non-employee director receives options to purchase 5,000 shares of Common Stock on the date of his election as a director and options to purchase 1,000 shares of Common Stock on the day following each annual meeting of the Company's shareholders. These options have an exercise price equal to the closing price on the day before the date of grant and vest over three years in 331/3% increments. Employee directors of the Company do not receive any additional compensation from the Company for their services as directors.

EMPLOYMENT AGREEMENTS

      The Company has entered into an employment agreement (the "Employment Agreement") with the Zane Russell. The Employment Agreement provides for an annual salary of $175,000 during the term of the Employment Agreement, which terminates February 1, 1998, with month-to-month renewals thereafter. In addition, if the Company's audited consolidated income, before taxes and bonuses paid to senior executive officers, exceeds $2 million in each fiscal year covered by the Employment Agreement, Mr. Russell will receive a bonus in an amount equal to 4% of the amount by which the Company's pre-tax and pre-bonus income exceeds $2 million. However, such bonus shall not exceed 75% of Mr. Russell's salary in any fiscal year. The Employment Agreement also provides for certain employee benefits, vacation and reimbursement of expenses.

      The Employment Agreement may be terminated by the Company (i) for cause (as hereinafter defined), (ii) upon notice to the Company by Mr. Russell of his intention to terminate the Employment Agreement, (iii) upon the death of Mr. Russell or (iv) upon disability of Mr. Russell. Under the Employment Agreement, cause is defined to mean (i) if Mr. Russell is guilty of willful misconduct or neglect in the discharge of his duties under the Employment Agreement after notice thereof has been given, (ii) if Mr. Russell is convicted of or pleads guilty or nolo contendere to any act involving moral turpitude, other than an offense that in the opinion of the Board of Directors does not affect Mr. Russell's position as an employee or (iii) if Mr. Russell violates any material part of the Employment Agreement regarding confidentiality or the solicitation of Company employees. Mr. Russell may be removed as an officer at any time by the Company without cause, but such removal will not affect his right to a salary or his right to remain covered by the Company's medical insurance policies throughout the remaining term of the Employment Agreement. Upon such removal, all other benefits will cease, including any right to receive any variable bonus.

      Mr. Russell has agreed that for the term of his Employment Agreement and for a period of two years after termination for whatever reason, he will not, directly or indirectly, engage or participate in any business engaged in the sale or marketing of long-distance service within the United States, employ any of the Company's employees or induce any of the Company's employees to leave their employment with the Company.

     The Company also had entered into an employment agreement with Mr. Marc Smith, previously the President and Chief Operating Officer of the Company. Mr. Smith's employment agreement, which Mr. Smith terminated effective June 28, 1996, had substantially the same terms as Mr. Russell's employment agreement.

TRANSACTIONS

      On July 31, 1991, the Company agreed to loan up to $75,000 to each of Zane Russell, Marc R. Smith and Byron A. Russell, all executive officers of the Company at that time. As of June 30, 1996, $17,654, $8,884 and $13,692, including accrued but unpaid interest, remained outstanding on the loans to Zane Russell, Marc. R. Smith and Byron A. Russell, respectively. The loans were evidenced by unsecured promissory notes bearing interest at 8% per annum and matured on June 30, 1992.

      Additionally, Zane Russell, Marc Smith and Byron Russell each have executed a personal guaranty in connection with an agreement for long-distance services between the Company and Sprint Communications Company, L.P. ("Sprint"). Pursuant to this personal guaranty, each of the guarantors is jointly and severally liable to Sprint for all obligations of the Company under the agreement with Sprint, including the payment of all sums due under the agreement, and each of the guarantors also agrees to indemnify Sprint for losses resulting from wrongful acts of the Company.

      EqualLine Services, a company that acts as one of the Company's independent marketing agents, is managed and directed by the brother-in-law of Marc Smith, who was the President, Chief Operating Officer and director of the Company until December 18, 1996 and is a shareholder of the Company. For the year ended June 30, 1996, the Company paid commissions to EqualLine Services of approximately $75,400. EqualLine Services provides marketing services to the Company pursuant to the terms of the standard agreement that EqualNet uses with its other independent marketing agents.

     The father-in-law of Zane Russell, Chairman of the Board and Chief Executive Officer, owns 100% of the capital stock of Equal Network Consulting, Inc. ("Network"), a company that acts as one of the Company's independent marketing agents. In the fiscal year ending June 30, 1996, the Company paid approximately $14,000 to Network, which constituted substantially all of Network's revenue for that time period.

                          DESCRIPTION OF EMPLOYEE PLAN

     Pursuant to applicable federal securities laws, the Company is required to furnish to its shareholders in this proxy statement certain information with respect to the Employee Plan. The following summary does not purport to be a complete summary of the Employee Plan and is qualified in its entirety by reference to such plan.

     The Employee Plan was adopted by the Board of Directors and approved by the shareholders in February 1995. The Employee Plan authorizes a committee of the Board of Directors to issue options intended to qualify as incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that are not intended to conform to the requirements of the Code Section ("Non-ISOs") and restricted stock awards.

     The Employee Plan is designed to provide certain full-time key employees, including officers and directors of the Company and its subsidiaries (approximately 183 persons at June 30, 1996), with additional incentives to promote the success of the Company's business and to enhance the Company's ability to attract and retain the services of qualified persons. The Employee Plan is to be administered by a committee (the "Committee") of no less than two-persons appointed by the Board of Directors. Committee members may not be employees of the Company and must be "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Under the Employee Plan, options to purchase Common Stock and restricted stock awards of Common Stock, up to an aggregate of 300,000 shares of Common Stock, may be granted by the Committee. The maximum number of shares of Common Stock subject to options that may be awarded under the Employee Plan to any employee during any consecutive three year period is 200,000. The maximum number of shares of Common Stock that may be awarded under the Employee Plan to any employee pursuant to restricted stock awards during any consecutive three year period is 100,000. The exercise price of an option granted pursuant to the Employee Plan is determined by the Committee on the date the option is granted and may not be less than the fair market value of the shares of Common Stock on such date. In the case of a grant to an employee who owns ten percent or more of the outstanding shares of Common Stock (a "10% Shareholder"), the exercise price of each option under the Employee Plan may not be less than 110% of the fair market value of the Common Stock on the date of the grant. No option may be granted under the Employee Plan for a term of more than ten years. In the case of a 10% Shareholder, no option that is an ISO may be granted that is exercisable for more than five years from the date of grant. To the extent that the aggregate fair market value (determined as of the date the option is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by the option holder in any calendar year (under this Employee Plan and any other incentive stock option plans of the Company and any parent and subsidiary corporation within the meaning of Section 424 of the Code) exceeds $100,000, the options must be treated as Non-ISOs. In making this determination, options shall be taken into account in the order in which they were granted. No options were granted under the Employee Plan prior to the end of fiscal 1996. In July 1996, the Company granted options to purchase 45,000, 45,000, 17,500 and 12,500 shares of Common Stock to Messrs. Zane Russell, Hlinak, Fisher and Byron Russell, respectively.

      Under the Employee Plan, the Committee also may issue shares of restricted stock to employees for no payment by the employee or for a payment below the fair market value on the date of grant. The restricted stock is subject to certain restrictions described in the Employee Plan. Restricted stock will constitute issued and outstanding Common Stock for all corporate purposes. Subject to the terms of the Employee Plan and the recipient's agreement with respect to the award, the recipient will have the right to vote the restricted stock awarded to such recipient and to receive and retain all regular cash dividends, and to exercise all other rights, powers, and privileges of a holder of Common Stock with respect to such restricted stock. In 1995, the Company granted restricted stock awards for an aggregate of 63,638 shares of Common Stock to certain key employees, none of whom are directors or named executive officers. These employees were not required to make any payment for these restricted stock awards, which will vest over five years in 20% increments. Restrictions on transfer and forfeiture provisions upon termination of employment will apply to the restricted stock covered by the awards for a period of five years, after which time the restrictions will lapse and the stock will be owned by the employees free of further restrictions under the Employee Plan. In fiscal 1996, the Company granted no restricted stock awards.

      The Employee Plan may be amended by the Board of Directors without any requirement of shareholder approval, except as required by the incentive stock option provisions of the Code.

AMENDMENT

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the Employee Plan to increase the aggregate number of shares of Common Stock for which awards may be granted under the plan from 300,000 to 800,000. This proposed amendment is set forth in full in ANNEX A to this Proxy Statement.

     Non-employee directors are not eligible to receive awards under the Employee Plan. The benefits or amounts that will be received by or allocated to the executive officers and employees of the Company under the Employee Plan are not determinable, as the Employee Plan does not provide for any automatic grants but is administered by the Committee. In fiscal 1996, no awards were granted under the Employee Plan. In July 1996, the Company granted options to purchase 45,000, 45,000, 17,500 and 12,500 shares of Common Stock to Messrs. Zane Russell, Hlinak, Fisher and Byron Russell, respectively, and options to purchase an aggregate of 128,000 shares of Common Stock to employees other than executive officers.

FEDERAL TAX CONSEQUENCES

     Options granted under the Employee Plan may be either ISOs which satisfy the requirements of Section 422 of the Code or Non-ISOs which are not intended to meet these requirements. The federal income tax treatment for the two types of options differs as follows.

     In general, no tax consequences should result from the grant to or exercise by an employee of an ISO under the Employee Plan. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a disposition.

     For federal income tax purposes, dispositions are either qualifying or disqualifying. An optionee makes a qualifying disposition of the purchased shares if he sells or otherwise disposes of the shares after holding them for more than two years after the date the option was granted and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition, a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the date the option was exercised over (ii) the exercise price paid for the shares generally will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain. If, however, the disqualifying disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized, the amount of ordinary income realized by the optionee cannot exceed the amount on the sale or exchange over the exercise price paid for the shares.

      If the optionee makes a disqualifying disposition of the purchased shares, the Company will be entitled to an income tax deduction for the taxable year in which the disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     No taxable income is recognized by an optionee upon the grant of a Non-ISO. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for the shares. The Company is entitled to a deduction in the same amount as the income recognized by the optionee, provided that the Company withholds income tax with respect to that amount if the optionee is an employee.

     In general, the recipient of a restricted stock award will recognize income as the award vests. The Company will be entitled to a deduction for the income attributable to the restricted stock, subject to certain limitations that apply if the recipient's aggregate compensation is greater than $1,000,000. Although amounts in excess of $1,000,000 may not, under certain circumstances, be deductible by the Company, the Company does not anticipate that any recipient's compensation will exceed the $1,000,000 limit on deductions.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Ernst & Young LLP served as the Company's principal independent public accountants for the 1996 fiscal year and has been recommended by the audit committee to so serve for the current year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file Form 3, Form 4 and Form 5 reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and written representations from reporting persons that no report on Form 5 was required, the Company believes that during the fiscal year ended June 30, 1996, all officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them, except that Marc R. Smith failed to timely file a Form 5 to report that he is no longer subject to the reporting requirements of
Section 16 as a result of his resignation as an officer and director, and Mr. Klemp failed to timely file a Form 5 to report an automatic grant of options pursuant to the Company's 1995 Non-Employee Director Stock Option Plan.

                        PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Common Stock intended to be presented at the annual meeting of shareholders of the Company to be held in 1997 must be received by the Company at its principal executive offices, 1250 Wood Branch Park Drive, Houston, Texas 77079, no later than June 28, 1997 to be included in the proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

     The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, certain directors, officers or employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.

                                                                         ANNEX A
                                 FIRST AMENDMENT
                                       TO
                             EQUALNET HOLDING CORP.
                 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN

                 ADOPTED BY THE BOARD OF DIRECTORS JULY 11, 1996

        1. Section 3 of the EqualNet Holding Corp. Employee Stock Option and Restricted Stock Plan is hereby deleted in its entirety and replaced by the following:

               Section 3.    STOCK SUBJECT TO THE PLAN

               The total amount of the Common Stock with respect to which Awards may be granted shall not exceed in the aggregate 800,000 shares. The class and aggregate number of shares which may be subject to the Options granted under this Plan shall be subject to adjustment under Section 7. The class and aggregate number of shares which may be subject to the Restricted Stock Awards granted under the plan also shall be subject to adjustment under Section 8. Shares of Common Stock with respect to which Awards may be granted may be treasury shares or unauthorized but unissued shares of Common Stock. If any Award under the Plan shall expire or terminate for any reason without having been exercised in full, or if any Award shall be forfeited, the shares subject to the unexercised or forfeited portion of such Award shall be available again for the purposes of the Plan.

        2. Except as expressly amended by this First Amendment, the EqualNet Holding Corp. Employee Stock Option and Restricted Stock Plan shall continue in full force and effect in accordance with its terms.

                                                                      APPENDIX 1

THIS FORM OF PROXY IS FILED HEREWITH PURSUANT TO NOTE TO PARAGRAPH (a)(3) TO RULE 14a-4 PROMULGATED UNDER THE SECURITIES ACT OF 1934.

                             EQUALNET HOLDING CORP.
                                      PROXY

 THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 26, 1996

       The shareholder of EqualNet Holding Corp. (the "Company") whose signature appears on the reverse side of this Proxy hereby appoints Zane Russell and Dean
H. Fisher, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote, as designated on the reverse side hereof, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company to be held at the Woodbine II Room, Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas at 10:00 a.m., Tuesday, November 26, 1996, and at any adjournment thereof.

       THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM
1 OR, IF EITHER OF THE NOMINEES BECOMES UNAVAILABLE, FOR ANOTHER NOMINEE TO BE SELECTED BY THE BOARD OF DIRECTORS AND FOR THE AMENDMENT TO THE 1995 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN SET FORTH IN ITEM 2.

          (Continued, and to be dated and signed on the reverse side.)

A  [X] Please mark your
       votes as in this
       example

          FOR the nominees
          listed at right        WITHHOLD AUTHORITY
      (except as indicated to      to vote for the
        the contrary below)    nominees listed at right

1. ELECTION OF   [ ]                   [ ]    Nominees: Walter V. Klemp
   DIRECTORS                                            (one-year term)

(Instruction: To withhold authority to vote for         Zane Russell
any individual nominee, write that nominee's name       (three-year term)
in the space provided below.)

_________________________________________________

                                        FOR   AGAINST  ABSTAIN

2. PROPOSAL TO APPROVE AN AMENDMENT      [ ]    [ ]     [ ]
   TO THE EQUALNET HOLDING CORP. 1995
   EMPLOYEE STOCK OPTION AND RESTRICTED
   STOCK PLAN.

3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

Please Mark, Sign, Date and Return Your Proxy Promptly in the Enclosed Envelope.

Signature(s)________________ Signature(s)________________ Dated:________________
                              Signature, if held jointly

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon.